Exhibit 10.5    Restricted Stock Agreement – Employees

DINEEQUITY, INC.
2016 STOCK INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT
THIS RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is entered into as of ___________ (the “Date of Grant”), by and between DINEEQUITY, INC., a Delaware corporation (the “Company”), and ___________ (the “Participant”).
RECITALS:
Pursuant to the DineEquity, Inc. 2016 Stock Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”), as the administrator of the Plan, has determined that the Participant is to be granted a Restricted Stock Award (the “Award”) pursuant to which the Participant shall receive shares of the Company’s common stock, on the terms and conditions set forth herein.
Any capitalized terms not defined herein shall have their respective meanings set forth in the Plan.
AGREEMENT:
In consideration of the foregoing and of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:
1.GRANT OF STOCK. The Company hereby grants to Participant a Restricted Stock Award of ______ shares (the “Restricted Shares”) of common stock, $.01 par value, of the Company (the “Common Stock”), subject to the terms and conditions set forth herein.
2.
    RESTRICTIONS AND CONDITIONS. Subject to the Participant’s continuous employment with the Company, the Restriction Period applicable to the Restricted Shares shall lapse, and the Restricted Shares shall become vested, on the third anniversary of the Date of Grant. Except as provided in Section 3, the Restricted Shares will be forfeited if the Participant does not remain continuously in the employment of the Company through the specified lapsing date set forth above. So long as the shares of Common Stock are subject to restrictions imposed under the Plan and the Agreement:
(a)
    the shares shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing the Award shall be registered in the Participant’s name;
(b)
    all such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the shares of Common Stock subject to the Award in the event the Award is forfeited in whole or in part;
(c)
    the record address of the holder of record of such shares shall be care of the Secretary of the Company at the Company’s principal executive office;
(d)
    such shares shall bear a restrictive legend, as follows:
“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the DineEquity, Inc. 2016 Stock Incentive Plan and a Restricted Stock Award Agreement entered into between the registered owner and DineEquity, Inc. Copies of such Plan and Agreement are on file in the offices of DineEquity, Inc.”;
(e)
    such shares shall bear any additional legend which may be required pursuant to Section 5.6 of the Plan; and
(f)
    the Participant shall not be permitted to sell, transfer, pledge or assign the shares, except as described in Section 4 below.
As of each lapsing date set forth above or in Section 3, subject to the Company’s right to require payment of any taxes as described in Section 8 below, the restrictions shall be removed from the requisite number of any shares of Common Stock that are held in book entry form, and all certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the Participant.
3.
    RIGHTS UPON TERMINATION OF EMPLOYMENT.
(a)
    Service Vesting. Except as otherwise provided in this Section 3, the Restricted Shares will be forfeited if the Participant does not remain continuously in the employment of the Company through the specified lapsing date set forth in Section 2 above.
(b)
    Disability or Death. If the Participant’s employment with the Company terminates due to Disability or death, the Restriction Period shall lapse in its entirety and the Restricted Shares shall become fully vested and nonforfeitable.
(c)
    Change in Control. If the Participant’s employment with the Company is terminated within a period of twenty-four (24) months following a Change in Control (i) by the Company other than for Cause or (ii) by the Participant for Good Reason (as such terms are defined herein below or in the Plan), the Restriction Period shall lapse in its entirety and the Restricted Shares shall become fully vested and nonforfeitable.
4.
    NON-TRANSFERABILITY OF AWARD. The Award and this Agreement shall not be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Notwithstanding the foregoing, the Award and this Agreement may be transferable to the Participant’s family members, to a trust or entity established by the Participant for estate planning purposes, to a charitable organization designated by the Participant or pursuant to a qualified domestic relations order. Except as permitted by this Section 4, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights thereunder shall immediately become null and void.
5.
    DISPUTE RESOLUTION. The parties hereto will use their reasonable best efforts to resolve any dispute hereunder through good faith negotiations. A party hereto must submit a written notice to any other party to whom such dispute pertains, and any such dispute that cannot be resolved within thirty (30) calendar days of receipt of such notice (or such other period to which the parties may agree) will be submitted to an arbitrator selected by mutual agreement of the parties. In the event that, within fifty (50) days of the written notice referred to in the preceding sentence, a single arbitrator has not been selected by mutual agreement of the parties, a panel of arbitrators (with each party to the dispute being entitled to select one arbitrator and, if necessary to prevent the possibility of deadlock, one additional arbitrator being selected by such arbitrators selected by the parties to the dispute) shall be selected by the parties. Except as otherwise provided herein or as the parties to the dispute may otherwise agree, such arbitration will be conducted in accordance with the then existing rules of the American Arbitration Association. The decision of the arbitrator or arbitrators, or of a majority thereof, as the case may be, made in writing will be final and binding upon the parties hereto as to the questions submitted, and the parties will abide by and comply with such decision; provided, however, the arbitrator or arbitrators, as the case may be, shall not be empowered to award punitive damages. Unless the decision of the arbitrator or arbitrators, as the case may be, provides for a different allocation of costs and expenses determined by the arbitrators to be equitable under the circumstances, the prevailing party or parties in any arbitration will be entitled to recover all reasonable fees (including but not limited to attorneys’ fees) and expenses incurred by it or them in connection with such arbitration from the non-prevailing party or parties.
6.
    NOTICES. Any notice required or permitted under this Agreement shall be deemed given when delivered either personally, by overnight courier, or when deposited in a United States Post Office, postage prepaid, addressed as appropriate, to the Participant either at his/her address set forth below or such other address as he or she may designate in writing to the Company, or to the Company: Attention: General Counsel (or said designee), at the Company’s address or such other address as the Company may designate in writing to the Participant.
7.
    FAILURE TO ENFORCE NOT A WAIVER. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
8.
    WITHHOLDING. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock pursuant to the Award, payment by the Participant of any federal, state, local or other taxes which may be required to be withheld or paid in connection with the Award. The Company shall withhold whole shares of Common Stock which would otherwise be delivered to the Participant, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to the Participant, in the amount necessary to satisfy any such obligation, or the Participant may satisfy any such obligation by any of the following means: (i) a cash payment to the Company, (ii) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (iii) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to the Participant, in either case equal to the amount necessary to satisfy any such obligation or (iv) any combination of (i), (ii) and (iii). Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate to the extent such excess withholding would result in adverse accounting treatment of the award, as determined by the Company. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Participant.
9.
    INCORPORATION OF PLAN. The Plan is hereby incorporated by reference and made a part hereof, and the Award and this Agreement are subject to all terms and conditions of the Plan.
10.
    EMPLOYMENT. Neither the Plan, the granting of the Award, this Agreement nor any other action taken pursuant to the Plan shall confer upon any person any right to continued employment by or service with the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder. For purposes of this Agreement, references to employment with the Company shall include employment or service with any Subsidiary of the Company.
11.
    AMENDMENT AND TERMINATION. The Board may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code and any rule of the New York Stock Exchange, or any other stock exchange on which shares of Common Stock are traded; provided, however, that no amendment may impair the rights of the Participant without the consent of the Participant.
12.
    GOVERNING LAW. To the extent not otherwise governed by the Code or the laws of the United States, this Agreement shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
13.
    COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
14.
    AWARDS SUBJECT TO CLAWBACK. The Award and any cash payment or shares of Common Stock delivered pursuant to the Award are subject to forfeiture, recovery by the Company or other action pursuant to this Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
15.
    DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings set forth below:
(a)
    “Cause” shall mean as determined by the Company, (i) the willful failure by the Participant to substantially perform his or her duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness); (ii) the Participant’s willful misconduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; (iii) the Participant’s commission of such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of the Participant’s duties; or (iv) the Participant’s conviction or plea of no contest to a felony or a crime of moral turpitude.
(b)
    “Disability” shall mean that the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under a long-term disability plan maintained by the Company or one of its Subsidiaries.
(c)
    The Participant shall have “Good Reason” to effect a voluntary termination of his or her employment in the event that the Company (i) breaches its obligations to pay any salary, benefit or bonus due to him or her, including its obligations under this Agreement, (ii) requires the Participant to relocate more than 50 miles from the Participant’s current, principal place of employment, (iii) assigns to the Participant any duties inconsistent with the Participant’s position with the Company or significantly and adversely alters the nature or status of the Participant’s responsibilities or the conditions of the Participant’s employment, or (iv) reduces the Participant’s base salary and/or bonus opportunity, except for across-the-board reductions similarly affecting all similarly situated employees of the Company and all similarly situated employees of any corporation or other entity which is in control of the Company; and in the event of any of (i), (ii), (iii) or (iv), the Participant has given written notice to the Committee or the Board of Directors as to the details of the basis for such Good Reason within thirty (30) days following the date on which the Participant alleges the event giving rise to such Good Reason occurred, the Company has failed to provide a reasonable cure within thirty (30) days after its receipt of such notice and the effective date of the termination for Good Reason occurs within 90 days after the initial existence of the facts or circumstances constituting Good Reason.
IN WITNESS WHEREOF, the parties have executed this Restricted Stock Award Agreement on the day and year first above written.
COMPANY:
DINEEQUITY, INC.
By:                    Julia A. Stewart
    Chairman and CEO
PARTICIPANT:

[Name]

Address

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